State of Delaware
Secretary of State
Division of Corporations
Delivered 02:16 PM 06/01/2017
FILED 02:16 PM 06/01/2017
SR 20174490443 - File Number 6431425

CERTIFICATE OF INCORPORATION
OF
NEW LEAP, INC.

* * * * *

1. The name of the corporation is: New Leap, Inc.

2. The address of the registered office in the State of Delaware is: 919 North Market Street, Suite 950, Wilmington, New Castle County, Delaware 19801. The name of its Registered Agent at such address is InCorp Services, Inc.

3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the corporation shall have authority to issue is 55,000,000, of which 50,000,000 shares of par value $0.0001 per share shall be designated as Common Stock and 5,000,000 shares of par value $0.0001 shall be designated as Preferred Stock. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any share of Preferred Stock redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional, preemptive or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or the Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

5. The name and mailing address of the sole incorporator is as follow:

NAME	MAILING ADDRESS
Lior Ostashinsky	Lior Ostashinsky, Esq. 11 Shraga Refaeli Street, Petach Tikva, Israel 4906448

6. The corporation is to have perpetual existence.

7. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; *provided, however,* that to the extent required from time to time by applicable law, this Article 9 shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. If the General Corporation Law of the State of Delaware is hereafter amended to permit further limitation on or elimination of the personal liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall be exempt from such liability for any such breach to the full extent permitted by the General Corporation Law of the State of Delaware as so amended from time to time.

10. Each person who is or was or had agreed to become a director or officer of the corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of

the corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), shall be indemnified by the corporation to the full extent permitted from time to time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. This Article 10 shall inure to the benefit of each such person and his or her heirs, executors, administrators and estate. Without limiting the generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 10. Neither the amendment nor repeal of this Article 10 nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 10 shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption.

11. The Board of Directors of the corporation shall have the authority to adopt, amend or repeal from time to time any of the bylaws of the corporation, except any particular bylaw that is specified as not subject to alteration or repeal by the Board of Directors.

IN WITNESS WHEREOF, I have hereunto set my hand on this 30th day of May, 2017.

/s/ Lior Ostashinsky
Lior Ostashinsky
Sole Incorporator